Exhibit 99.1

FACTORS TO CONSIDER IN CONNECTION WITH FORWARD LOOKING STATEMENTS

             Development Stage Company, Accumulated Deficit, Stockholders' Deficiency and Uncertainty of Future Profitability. The Company is a development stage company which is subject to all of the risks and uncertainties of such a company, including uncertainties of product development, constraints on financial and personnel resources and dependence upon and need for third party financing. The Company's profitability will depend primarily upon its success in developing, obtaining regulatory approvals for, and effectively marketing ONCONASE. ONCONASE has not been approved by the United States Food and Drug Administration ("FDA"). Potential investors should be aware of the difficulties a development stage enterprise encounters, especially in view of the intense competition in the pharmaceutical industry in which the Company competes. There can be no assurance that the Company's plans will either materialize or prove successful, that its products under development will be successfully developed or that such products will generate revenues sufficient to enable the Company to earn a profit. Since the Company's incorporation in 1981, a significant source of cash for the Company has been public and private placements of its securities. At July 31, 1996, and April 30, 1997, respectively, the Company had an accumulated deficit of approximately $40,400,000, and $43,400,000, respectively, and a total stockholders' equity of approximately $6,700,000, and $7,200,000, respectively. The Company anticipates that it will continue to incur substantial losses in the future. The Company is pursuing licensing, marketing and development arrangements that may result in contract revenue to the Company prior to its receiving revenues from commercial sales of ONCONASE. To date, the Company has not received any such revenues. There can be no assurance, however, that the Company will be able to successfully consummate any such arrangements.

             Need for, and Uncertainty of, Future Financing. The Company will be required to expend significant funds on the further development of ONCONASE and its continued operations will depend on its ability to raise additional funds through equity or debt financings, collaborative agreements, strategic alliances and revenues from the commercial sale of ONCONASE. To date, the Company has had several preliminary discussions regarding potential collaborative agreements and strategic alliances, however there can be no assurance that any such arrangements will be consummated. Indeed, there can be no assurance that such funds will be available to the Company on acceptable terms, if at all. The Company believes that its cash on hand, including marketable securities, as of April 30, 1997 will be sufficient to meet its anticipated cash needs for approximately the next two years assuming that a significant portion of such cash reserves is not used to repay the Term Loan. The Company will be required to raise additional funds to meet its cash needs upon exhaustion of its current cash resources. The Company continues to be primarily financed by proceeds from private placements of Common Stock and investments in its equity securities. If the Company is unable to secure sufficient future financing or refinance its bank debt it may be necessary for the Company to curtail or discontinue its research and development activities.

             Government Regulation; No Assurance of FDA Approval. The pharmaceutical industry in the United States is subject to stringent governmental regulation and the sale of ONCONASE for use in humans in the United States will require the prior approval of the FDA. Similar approvals by comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards which apply to the clinical testing, manufacture and marketing of pharmaceutical products. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities. Obtaining FDA approval for a new therapeutic drug may take several years and involve substantial expenditures. ONCONASE has not been approved for sale in the United States or elsewhere. There can be no assurance that the Company will be able to obtain FDA approval for ONCONASE or any of its future products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude the Company from marketing its products while under patent protection, or limit the commercial use of the products, and thereby may have a material adverse effect on the Company's liquidity and financial condition. Further, even if governmental approval is obtained, new drugs are subject to continual review and a later discovery of previously unknown problems may result in restrictions on the particular product, including withdrawal of such product from the market.

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             Uncertain  Ability to Protect Patents and  Proprietary  Technology.
The Company believes it is important to develop new technology and improve its existing technology. When appropriate, the Company files patent applications to protect such inventions. The Company owns five U.S. Patents: (i) U.S. Patent No. 4,888,172 issued in 1989, which covers a pharmaceutical for treating tumors derived from fertilized eggs of a frog species; (ii) U.S. Patent No. 5,559,212 issued in 1996 which covers the amino acid composition and structure of ONCONASE; and (iii) U.S. Patents Nos. 5,529,775 and 5,540,925 issued in 1996 and U.S. Patent No.5,595,734 issued in 1997, which cover combinations of ONCONASE with certain other chemotherapeutics. The Company also owns U.S. Patent No. 4,882,421, which has now been disclaimed and is therefore legally unenforceable. This disclaimer permitted the Company to obtain U.S. Patents Nos. 5,529,775, 5,540,925 and 5,559,212. The Company owns two European patents. These European patents cover ONCONASE, process technology for making ONCONASE, and combinations of ONCONASE with certain other chemotherapeutics. The Company also owns other patent applications, which are pending in the United States, Europe, and Japan. Additionally, the Company owns an undivided interest in an application that is pending in the United States. This application relates to a Subject Invention (as that term is defined in cooperative research and development agreements to which the Company and the National Institutes of Health are parties). Patents covering biotechnological inventions have an uncertain scope, and the Company is subject to this uncertainty. The Company's patent applications may not issue as patents. Moreover, the Company's patents may not provide the Company with competitive advantages and may not withstand challenges by others. Likewise, patents owned by others may adversely affect the ability of the Company to do business. Furthermore, others may independently develop similar products, may duplicate the Company's products, and may design around patents owned by the Company. The Company's patent protection is limited to that afforded under the claims of its issued patents, unless and until other patent protection is available to the Company. Although the Company believes that its patents and patent applications are of substantial value to the Company, there can be no assurance that such patents will be of substantial commercial benefit to the Company, will afford the Company adequate protection from competing products or will not be challenged or declared invalid. The Company expects that there will continue to be significant litigation in the industry regarding patents and other proprietary rights and, if the Company were to become involved in such litigation, there could be no assurance that the Company would have the resources necessary to litigate the contested issues effectively. Pursuant to its loan agreement with the Company, the Company's bank has a security interest in the Company's patent portfolio. The bank has agreed, however, to subordinate its interest to licensees of the Company if certain conditions are met. The loss of the rights to the Company's patents through the enforcement of the bank's security interest could have a material adverse effect on the Company.

             Intense Competition and Technological Obsolescence. There are several companies, universities, research teams and scientists, both private and government-sponsored, which engage in developing products for the same indications as the Company. Many of these entities and associations have far greater financial resources, larger research staffs and more extensive physical facilities than the Company. Several competitors are more experienced and have substantially greater clinical, marketing and regulatory capabilities and managerial resources than the Company. Such competitors may succeed in their research and development of products for the same indications as the Company prior to the Company achieving any measure of success in its efforts.

             The number of persons skilled in the research and development of pharmaceutical products is limited and significant competition exists for such individuals. As a result of this competition and the Company's limited resources, the Company may find it difficult to attract skilled individuals to research, develop and investigate anti- cancer drugs in the future.

             The business in which the Company is engaged is highly competitive and involves rapid changes in the technologies of discovering, investigating and developing new drugs. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. Competitors of the Company are numerous and are expected to increase as new technologies become available. The Company's success depends upon developing and maintaining a competitive position in the development of new drugs and technologies

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in its area of focus.  There can be no assurance that, if attained,  the Company will be able to maintain a competitive position in the pharmaceutical industry.

             Uncertain Availability of Health Care Reimbursement; Health Care Reform. The Company's ability to commercialize its product candidates may depend in part on the extent to which reimbursement for the costs of such product will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of adequate third-party insurance reimbursement coverage that enables the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing its products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's product candidates, the market acceptance of these products would be adversely affected.

             Health care reform proposals have been introduced in Congress and in various state legislatures. It is currently uncertain whether any health care reform legislation will be enacted at the federal level, or what actions governmental and private payors may take in response to the suggested reforms. The Company cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on the Company's business. There can be no assurance that any implemented reforms will not have a material adverse effect on the Company. Such reforms, if enacted, may affect the availability of third-party reimbursement for products developed by the Company as well as the price levels at which the Company is able to sell such products. In addition, if the Company is able to commercialize products in overseas markets, the Company's ability to achieve success in such markets may depend, in part, on the health care financing and reimbursement policies of such countries.

             Potential Product Liability. The use of the Company's products during testing or after regulatory approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. The Company maintains product liability insurance coverage in the total amount of $6,000,000 for claims arising from the use of its products in clinical trials prior to FDA approval. There can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain coverage for the use of its products in the future. Management believes that the Company maintains adequate insurance coverage for the operation of its business at this time, however, there can be no assurance that such insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims.

             Dependence Upon Key Personnel. The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The loss of key management personnel, particularly Kuslima Shogen, the Company's Chairman and Chief Executive Officer, would likely have a material adverse effect on the Company. The bank may call due all amounts payable under the its term loan agreement with the Company (the "Term Loan") in the event Ms. Shogen ceases for any reason, except death, to be a full time employee, officer or director of the Company. The Company carries key person life insurance on the life of Ms. Shogen with a face value of $1,000,000. The Company's bank has been assigned this policy as security for the approximately $1,400,000 outstanding under the Term Loan.

             No Dividends. The Company has not paid any dividends on its Common Stock since its inception and does not currently foresee the payment of cash dividends in the future. Furthermore, under the Term Loan the Company is prohibited from paying any dividends without the bank's consent. The Company currently intends to retain all earnings, if any, to finance its operations.

     Preferred Stock; Anti-takeover Device. The Company is currently authorized to issue 1,000,000 shares of preferred stock, par value $.001 per share. The Company's Board of Directors is authorized, without any

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approval of the  stockholders,  to issue the  preferred  stock and determine the terms of such preferred stock. As of June 2, 1997, there were no shares of preferred stock outstanding. The authorized and unissued shares of preferred stock may be classified as an "anti-takeover" measure and may discourage attempted takeovers of the Company which are not approved by the Board of Directors. The authorized shares of preferred stock will remain available for general corporate purposes, may be privately placed and can be used to make a change in control of the Company more difficult. Under certain circumstances, the Board of Directors could create impediments to, or frustrate, persons seeking to effect a takeover or transfer in control of the Company by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders, but in which unaffiliated stockholders may wish to participate. Under Delaware law, the Board of Directors is permitted to use a depositary receipt mechanism which enables the Board to issue an unlimited number of fractional interests in each of the authorized and unissued shares of preferred stock without stockholder approval. Consequently, the Board of Directors, without further stockholder approval, could issue authorized shares of preferred stock or fractional interests therein with rights that could adversely affect the rights of the holders of the Company's Common Stock to a holder or holders which, when voted together with other securities held by members of the Board of Directors and the executive officers and their families, could prevent the majority stockholder vote required by the Company's certificate of incorporation or Delaware law to effect certain matters. Furthermore, the existence of such authorized shares of preferred stock might have the effect of discouraging any attempt by a person, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company. Accordingly, the accomplishment of a tender offer may be more difficult. This may be beneficial to management in a hostile tender offer, but have an adverse impact on stockholders who may want to participate in such tender offer.

     Control By Present Management. The Company's officers and directors, as a group, beneficially owned 25.1% of the outstanding Common Stock of the Company as of June 2, 1997 and thus could in some instances exercise effective control over the Company. The Company's Chief Executive Officer has pledged substantially all of the shares of the Company's Common Stock beneficially owned by her to secure repayment of the Term Loan.

             Volatility and Possible Reduction in Price of Common Stock. The market price of the Common Stock, like that of the securities of many other development stage biotechnology companies, has been and may continue to be, highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, governmental regulation and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have effected the market price of many biotechnology companies. These broad market fluctuations, as well as general economic and political conditions, may adversely effect the market price of the Company's Common Stock.

             Dependence on Third Parties for Manufacturing. The Company does not currently have facilities capable of manufacturing its product in commercial quantities and, for the foreseeable future, the Company intends to rely on third parties to manufacture its product. If the Company were to establish a manufacturing facility, which it currently does not intend to do, the Company would require substantial additional funds and would be required to hire and retain significant additional personnel to comply with the extensive current Good Manufacturing Practices ("cGMP") regulations of the FDA applicable to such a facility. No assurance can be given that the Company would be able to make the transition successfully to commercial production, if it chose to do so.

             Dependence on Third Parties for Marketing; No Marketing Experience. Neither the Company nor any of its officers or employees has pharmaceutical marketing experience. The Company intends to enter into development and marketing agreements with third parties. The Company expects that under such arrangements it would act as a co-marketing partner or would grant exclusive marketing rights to its corporate partners in return

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for  up-front  fees,  milestone  payments and  royalties  on sales.  Under these agreements, the Company's marketing partner may have the responsibility for a significant portion of development of the product and regulatory approval. In the event that the marketing partner fails to develop a marketable product or fails to market a product successfully, the Company's business may be adversely affected. If the Company were to market its products itself, significant additional expenditures and management resources would be required to develop an internal sales force and there can be no assurance that the Company would be successful in penetrating the markets for any products developed or that internal marketing capabilities would be developed at all.